                                                                    EXHIBIT 99.1


                                           FOR IMMEDIATE RELEASE
Contacts:
                                           Donald C. Weinberger,
Robert F. Apple                            Wolfe Axelrod Weinberger Assoc. LLC,
Chief Operating Officer,                   212-370-4500, 212-370-4505 fax
InKine, 215-283-6850                       don@wolfeaxelrod.com
                                           --------------------

INKINE REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS:
PRODUCT REVENUES INCREASE 165% FROM FIRST QUARTER 2002


                                  -Highlights -


      Realized revenue growth in each of the past five consecutive quarters

          Increased Visicol(R) prescriptions by 75% compared to Q1 2002

               Increased gross profit by 210% compared to Q1 2002

           Decreased operating expenditures by 29% compared to Q1 2002

         Decreased quarterly operating loss to $0.1 million compared to
                            $2.5 million in Q1 2002

      Announced positive results of laxative study using Visicol(R) tablets

  Increased quarterly Visicol(R) prescriptions to 80,000 from 69,000 in Q4 2002



BLUE BELL, PA April 29, 2003 - InKine Pharmaceutical Company, Inc. (Nasdaq:
INKP) today announced its first quarter financial results, reporting product revenues of $2.5 million, a 165% increase from revenues of less than $1.0 million for the same period a year ago. Operating losses for the first quarter of 2003 were narrowed to $0.1 million compared to an operating loss of $2.5 million for the same period a year ago. The decreased operating loss was the result of continued growth in prescription demand for Visicol(R), the Company's tablet purgative, along with continued cost controls. The Company's gross profit rose by 210% and operating expenses decreased by 29% compared to the first quarter of last year. The Company estimates that approximately 80,000 prescriptions were filled for Visicol(R) during the first quarter of 2003, a 75% increase from the first quarter of 2002 and a 16% increase from the fourth quarter of 2002. Company management estimates that InKine will have income from operations for both the second quarter of 2003 and for the 2003 year.


"We are pleased by our first quarter financial results. We continue to reach new all-time monthly highs in terms of prescriptions filled for Visicol(R) and April is shaping up to be our best month ever," said Leonard S. Jacob, M.D., Ph.D., Chairman and CEO of InKine. "With the completion of our fifth consecutive quarter of significant revenue growth, we are optimistic about the potential of Visicol(R) as a franchise product, and are also hopeful that Visicol(R) will have further utility in other indications, such as treatment of constipation and in pre-operative colonic surgical procedures," added Dr. Jacob.


For the quarter ended March 31, 2003:


   Product Sales and Gross Profit:

     o Product revenue was $2.5 million for the quarter ended March 31, 2003, compared to $1.0 million for the same period a year ago. Prescription levels continue to increase on a monthly basis, resulting in increased orders from wholesalers and large retail chains. Increased prescription levels have been fueled by increased market awareness and acceptance of Visicol(R).

     o Gross profit as a percentage of product sales increased to 85% for the quarter ended March 31, 2003, compared to 70% for the same period a year ago. The increase was the result of savings realized from manufacturer volume discounts, use of a more cost effective packaging partner, internalization of product distribution, and an increased sales price per unit. The Company expects to be able to maintain or increase these margins as sales volume continues to increase.


     "Customer orders for Visicol(R) remain strong and we continue to receive encouraging reports from our sales representatives in the field regarding doctor acceptance and patient preference for Visicol(R), said Robert F. Apple, Chief Operating and Financial Officer of InKine. "We are already at a run rate that will generate profit from operations and we continue to increase our gross margin while keeping control of our operating expenses. The outlook for 2003 is excellent and even better for 2004," added Mr. Apple.


   Costs and Expenses:

     o Research and development cost was $0.3 million for the quarter ended March 31, 2003, compared to $1.6 million for the same period a year ago. The decrease was the result of less development costs associated with Visicol(R) and the internalized management of previously outsourced functions related to the ongoing clinical trial for Colirest(TM), which recently received a Notice of Allowance from the United States Patent and Trademark Office. Research and development costs are expected to remain consistent with the first quarter of 2003 for the remainder of the year.

     o Sales and marketing costs were $1.4 million for the quarter ended March 31, 2003 compared to $1.0 million for the same period a year ago. Sales and marketing costs for the first quarter of 2003 include expenses associated with an internal sales force, which currently stands at 36 sales representatives and three district managers, along with marketing campaigns related to Visicol(R) and IB-Stat(R). Sales and marketing costs are expected to remain consistent with the first quarter of 2003 for the remainder of the year.

     o General and administrative costs were $0.5 million for the quarter ended March 31, 2003, compared to $0.6 million for the same period a year ago. The decrease is the result of the management's ongoing focus on cost containment, despite expanded internal infrastructure and operations. General and administrative costs are expected to remain consistent with the first quarter of 2003 for the remainder of the year.

     o Interest and other expense increased mostly due to increases in both the face value and coupon on outstanding convertible notes. Interest and other expense will decrease if the convertible notes are converted into shares of common stock. If none of the convertible notes are converted into common stock, interest and other expense is expected to remain consistent with the first quarter of 2003 for the remainder of the year.

     o Non-cash accretion and debt premium charges of $0.5 million were incurred for the quarter ended March 31, 2003. Charges relate to the amortization of non-cash warrant cost, beneficial conversion cost and debt premium, arising from the placement of the June 2005 convertible notes. Such charges will decrease if the convertible notes are converted into shares of common stock. If none of the convertible notes are converted into common stock, non-cash accretion and debt premium charges are expected to remain consistent with the first quarter of 2003 for the remainder of the year.


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


     Cash and cash equivalents:

     o The Company's cash balance at March 31, 2003 was $10.7 million, which included approximately $3.5 million net proceeds from the December 31, 2002 private placement of the Company's common stock. The Company's borrowings on its line of credit remained at $4.4 million.


The Company will be hosting a conference call today at 11:00 AM EDT to further discuss the first quarter 2003 financial results. To participate please dial
(888) 313-7413 about five to ten minutes prior to the initiation of the teleconference. The conference call will also be available on replay starting at 12:45 pm EDT on April 29, 2003, and ending at 12:45 pm EDT on April 30, 2003. For the replay, please dial (800) 633-8284 (confirmation #21142266). The access number for the replay for international callers is (402) 977-9140 (confirmation #21142266).

About InKine Pharmaceutical

InKine Pharmaceutical Company, Inc. is a publicly traded biopharmaceutical company focused on the diagnosis and treatment of cancer and autoimmune diseases. The Company's development strategy is to acquire late-stage drug candidates with short time lines to commercialization. The Company's first product, Visicol(R) is the first and only tablet purgative preparation indicated for bowel cleansing prior to colonoscopy. InKine's second product, IB-Stat(R), is a novel oral hyoscyamine spray for the treatment of Irritable Bowel Syndrome and spasm of the colon. Additionally, the Company has other development programs such as Colirest(TM), which is in clinical trials for the treatment of Crohn's disease and completed Phase II trials for the treatment of ulcerative colitis. For further information, please visit InKine on its web site http://www.inkine.com.

In addition to historical facts or statement of current condition, this press release may contain forward-looking statements. Forward-looking statements provide InKine's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. InKine's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth in its reports on Form 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, InKine does not intend (and it is not obligated) to update publicly any forward-looking statements. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.


                               -Tables to Follow-


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
                       InKine Pharmaceutical Company, Inc.
                   UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                     (amounts in thousands, except per share)

                                                    Quarter Ended March 31,
                                                      2003            2002
                                                      ----            ----
Product revenue                                     $ 2,536        $   958
Other revenue                                           ---             19
                                                    -------        -------
     Total revenue                                    2,536            977
Cost of goods sold                                     (389)          (285)
                                                    -------        -------
     Gross profit                                     2,147            692

Research and development                                341          1,602
Sales and marketing                                   1,420          1,030
General and administrative                              513            593
                                                    -------        -------
     Operating expenses                               2,274          3,225
                                                    -------        -------

          Operating loss                               (127)        (2,533)

Interest and other expense                             (337)          (210)
Non-cash accretion and debt premium                    (467)           (34)
                                                    -------        -------

          Net loss                                  $  (931)       $(2,777)
                                                    =======        =======
          Net loss per share - basic and diluted    $ (0.02)       $ (0.08)
                                                    =======        =======
          Weighted average shares outstanding -
          basic and diluted                          37,796         34,835


                        UNAUDITED CONDENSED BALANCE SHEETS
                              (amounts in thousands)

                                                   March 31,    December 31,
                                                     2003           2002
                                                     ----           ----
                       ASSETS
                       ------
Cash and investments                               $ 10,685       $ 12,151
Accounts receivable                                   1,492            856
Inventory                                               702            677
Other assets                                            706            395
                                                   --------       --------
     Total assets                                  $ 13,585       $ 14,079
                                                   ========       ========

       LIABILITIES AND SHAREHOLDERS' DEFICIT
       -------------------------------------
Current liabilities                                   8,603          8,633
Convertible notes and shareholders' deficit           4,982          5,446
                                                   --------       --------
     Total liabilities and shareholders' deficit   $ 13,585       $ 14,079
                                                   ========       ========















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